EXHIBIT 99.1

Hayes Lemmerz Reports 9% Sales Gain for Fiscal Year Ended January 31, 2005

Earnings From Operations Excluding One-Time Items Were Lower, Mostly Due to Higher Iron and Steel Prices; Balance Sheet Strengthened

Northville, MI — April 15, 2005 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today reported that sales for the fiscal year ended January 31, 2005 rose 9.1% to $2.24 billion, compared with $2.06 billion a year earlier, due primarily to strong demand overseas and favorable currency exchange rates. Earnings from operations for the fiscal year were $21.7 million, excluding fresh start accounting adjustments and reorganization items, down from $43.9 million a year earlier.

“Higher iron and steel prices reduced earnings by $18 million for the year and customer production volumes in North America were lower, as well. Given the impact of raw material costs, together with overall difficult industry conditions, I am extremely pleased with the progress we made on the operational initiatives to lower costs and position Hayes Lemmerz for growth and improved earnings in 2005 and beyond,” said Curtis Clawson, President, CEO and Chairman of the Board.

“During 2004, we continued our expansions in Thailand, the Czech Republic, Mexico, Turkey and Brazil, closed our Howell, Michigan aluminum wheel facility, and announced the potential divestiture of our Commercial Highway Hub and Drum business. In March 2005, we announced the closure of our La Mirada, California aluminum wheel facility. Our dependence on the North American automotive market continues to decrease, with over 50% of our sales now being generated outside of North America. We have product content on all of the top ten selling platforms in Europe and on seven of the top ten selling platforms in North America. In addition, we have made great strides in diversifying our customer portfolio by decreasing sales to the Big 3 from 54% in fiscal 2001 to 44% in fiscal 2004,” said Mr. Clawson.

“We also executed a number of initiatives to strengthen our balance sheet and improve our liquidity position. In February 2004, we completed an equity offering that generated $117.0 million in net proceeds, of which $87.5 million was used to repay existing debt. In December 2004, we completed a $75.0 million domestic accounts receivable securitization program to replace early pay programs that were discontinued by certain domestic OEMs. In April 2005, we amended our credit agreement to provide greater financial flexibility and to allow us to complete a new term loan that generated an additional $75.0 million in corporate liquidity. These actions will facilitate the execution of our corporate strategy and operational initiatives,” Mr. Clawson added.

The Company’s cash flows from operations increased to $164.6 million in fiscal 2004, from $115.0 million in fiscal 2003. Capital expenditures in fiscal 2004 were $158.7 million, compared with $133.0 million in fiscal 2003. The increased capital expenditures enabled us to continue our low cost country expansion strategy, meet demand for new vehicle platforms and support maintenance and cost reduction programs. Capital expenditures are expected to be approximately $145 million in fiscal 2005.

The Company confirmed that it remains comfortable with its current earnings guidance and outlook for 2005. The Company expects total revenue to be approximately $2.3 billion to $2.4 billion and Adjusted EBITDA1 to be approximately $220 million to $235 million, while free cash flow is expected to be slightly negative.

Mr. Clawson also noted that for 2005, the Company has negotiated significant steel cost recoveries from customers, and will continue to pass through aluminum price fluctuations to customers.

“As the only truly global aluminum and steel wheel manufacturer, we have expanded our production capacity in low cost countries. This strategy paid off in 2004. Higher volumes in international markets boosted sales $154 million, more than offsetting the $65 million reduction in OEM production requirements in North America,” Mr. Clawson said.

“We believe that our global presence, with low cost manufacturing facilities on five continents, represents a significant strategic advantage for us as the automotive industry continues to globalize its production. We have more plants that are closer to vehicle manufacturing facilities than any other wheel and related components manufacturer. Most of our plants use state-of-the-art technology that allows us to meet customers’ needs for technologically advanced wheels and components at a lower cost than our competitors,” he added.

For the fiscal year ending January 31, 2005, Hayes Lemmerz had a net loss of $62.3 million, compared with a year-earlier profit of $996.5 million. The results are not comparable because the Company emerged from Chapter 11 reorganization in 2003, resulting in significant accounting items that do not reflect ongoing business results. The Company believes that earnings from operations excluding one-time items, as reported above, provide information that is most useful to investors to measure business results.

Hayes Lemmerz will host a telephone conference call to discuss the Company’s 2004 year-end financial results today, April 15, 2005, at 9:30 a.m. (ET). To participate by phone, please dial 10 minutes prior to the call: (800) 399-3882 from the United States and Canada and (706) 634-4552 from outside the United States. Callers should ask to be connected to the Hayes Lemmerz earnings conference call, Conference ID#3684906.

The conference call will be accompanied by a slide presentation, which can be accessed this morning through the Company’s web site, in the Investor Kit presentations section at:
http://www.hayeslemmerz.com/investor_kit/html/presentations.html

A replay of the call will be available from 12:00 Noon (ET), April 15, 2005 until 11:59 p.m. (ET), April 22, 2005, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID#3684906.

Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company operates 42 facilities and has approximately 11,000 employees worldwide.

1 EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude: (i) asset impairment losses and other restructuring charges; (ii) reorganization items; and (iii) other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to earnings from operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, these presentations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. The Company is disclosing these non-GAAP financial measures in order to provide transparency to investors.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.

Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., (734) 737-5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
Unaudited

	Twelve Months Ended	Eight Months Ended	Four Months Ended
	January 31, 2005	January 31, 2004	May 31, 2003
Net sales	$2,244.5	$1,366.6	$689.8
Cost of goods sold	2,041.5	1,225.8	611.3

Gross profit	203.0	140.8	78.5
Marketing, general and administrative	166.5	96.2	41.6
Amortization of intangible assets	13.8	8.5	1.6
Asset impairments and other restructuring charges	9.3	28.9	6.4
Other (income) expense, net	(8.3)	(4.3)	(3.5)
Reorganization items	—	—	45.0
Fresh start accounting adjustments	—	—	(63.1)

Earnings from operations	21.7	11.5	50.5
Interest expense, net	43.9	42.1	22.7
Other non-operating (income) expense	1.7	1.1	—
Loss on early extinguishment of debt	12.2	—	—

Loss before taxes on income, minority interest, cumulative effect of change in accounting principle and extraordinary gain	(36.1)	(31.7)	27.8
Income tax expense	19.7	10.9	60.3

Loss before minority interest, cumulative effect of change in accounting principle and extraordinary gain	(55.8)	(42.6)	(32.5)
Minority interest	9.1	3.9	1.2

Loss before cumulative effect of change in accounting principle and extraordinary gain	(64.9)	(46.5)	(33.7)
Cumulative effect of change in accounting principle, net of tax $0.8 and $0.0, respectively	(2.6)	—	—
Extraordinary gain on debt discharge, net of tax of $0.0			1,076.7

Net loss	$(62.3)	$(46.5)	$1,043.0

Basic and diluted:
Loss before cumulative effect of change in accounting principle and extraordinary gain	(1.73)	(1.55)
Cumulative effect of change in accounting principle, net of tax of $0.8	0.07	—

Net loss	(1.66)	(1.55)

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
Unaudited

	Actual	Actual
	January 31, 2005	January 31, 2004
ASSETS
Total current assets	595.5	592.3
Property, and plant equipment, net	1,000.3	966.5
Other long term assets	706.2	738.9

Total assets	$2,302.0	$2,297.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	416.4	381.0
Long-term debt, net of current portion	631.1	752.4
Other long term liabilities	507.7	526.5
Series A Warrants and Series B Warrants	0.5	8.2
Redeemable preferred stock of subsidiary	11.3	10.5
Minority interest	33.7	23.2
Stockholders’ equity	701.3	595.9

Total liabilities and stockholders’ equity	$2,302.0	$2,297.7

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Dollars in millions)
Unaudited

	Twelve Months	Eight Months	Four Months
	Ended	Ended	Ended
	January 31, 2005	January 31, 2004	May 31, 2003
Cash provided by operating activities	$164.6	$83.9	$31.1

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(158.7)	(106.7)	(26.3)
Purchase of equipment previously leased	—	—	(23.6)
Proceeds from disposal of assets and businesses	0.7	4.7	0.8
Purchase of business, net of cash required	—	(19.8)	—

Cash used for investing activities	(158.0)	(121.8)	(49.1)

Cash flows from financing activities:
Changes in bank borrowings and credit facility	(0.7)	(16.0)	(59.7)
Proceeds from (redemption of) New Senior Notes, net of discount and related fees	(96.7)	—	242.8
Proceeds from (redemption of) New Term Loan, net of related fees	(16.0)	—	436.1
Payment to prepetition lenders	—	—	(477.3)
Payment to holders of Old Senior Notes	—	—	(13.0)
Repayment of long-term debt	(17.5)	(83.9)	—
Repayment of notes payable issued in connection with purchases of businesses	(13.1)	—	(2.0)
Net proceeds from issuance of Common Stock	117.0	—	—

Cash provided by (used for) financing activities	(27.0)	(99.9)	126.9

Effect of exchange rate changes on cash and cash equivalents	5.7	7.2	4.1

Increase (decrease) in cash and cash equivalents	(14.7)	(130.6)	113.0
Adjustment for the elimination of the one month lag	1.4
Cash and cash equivalents at beginning of period	48.5	179.1	66.1

Cash and cash equivalents at end of period	$35.2	$48.5	$179.1